VIP Trust
N-SAR Attachment for Item-74V.
DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW
REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT
PROVIDES CLASS LEVEL INFORMATION FOR ITEM 74V.
FOR PERIOD ENDING: 06/30/2012
Registrant CIK :  00011160168
FILE NUMBER : 811- 10509
74V.                     Net asset value per share (to nearest cent)
                                 Negative answer permitted in this field.
                                                    Class  Class  Class
FUND                                 GROUP   A     B    K

AXA CONSERVATIVE ALLOCATION PORTFOLIO     VIP     9.62   9.63
AXA CONSERVATIVE-PLUS ALLOCATION PORTFOLIO  VIP     9.51   9.51   9.52
AXA MODERATE ALLOCATION PORTFOLIO     VIP    13.12  13.03  13.13
AXA MODERATE-PLUS ALLOCATION PORTFOLIO     VIP     9.92   9.93   9.94
AXA AGGRESSIVE ALLOCATION PORTFOLIO     VIP     9.46   9.46   9.47
MULTIMANAGER AGGRESSIVE EQUITY PORTFOLIO    VIP    28.13  27.63  28.17
MULTIMANAGER CORE BOND PORTFOLIO     VIP    10.68  10.70  10.68
MULTIMANAGER INTERNATIONAL EQUITY PORTFOLIO VIP     9.10   9.08   9.11
MULTIMANAGER LARGE CAP CORE EQUITY PORTFOLIOVIP    10.06  10.07  10.07
MULTIMANAGER LARGE CAP VALUE PORTFOLIO     VIP     9.82   9.82   9.83
MULTIMANAGER MID CAP GROWTH PORTFOLIO     VIP     9.28   9.00   9.29
MULTIMANAGER MID CAP VALUE PORTFOLIO     VIP     9.13   8.95   9.14
MULTIMANAGER MULTI-SECTOR BOND PORTFOLIO    VIP     4.05   4.03   4.05
MULTIMANAGER SMALL CAP GROWTH PORTFOLIO     VIP     8.10   8.03   8.12
MULTIMANAGER SMALL CAP VALUE PORTFOLIO     VIP    10.37  10.38  10.38
MULTIMANAGER TECHNOLOGY PORTFOLIO     VIP    13.83  13.49
TARGET 2015 ALLOCATION PORTFOLIO     VIP            8.92   8.93
TARGET 2025 ALLOCATION PORTFOLIO     VIP      8.88   8.89
TARGET 2035 ALLOCATION PORTFOLIO     VIP     8.80   8.80   8.81
TARGET 2045 ALLOCATION PORTFOLIO     VIP     8.40   8.40   8.41